Exhibit 99.77Q3

INDEPENDENT ACCOUNTANTS’ REPORT

To the Board of Trustees of The Alger Institutional Funds:

We have examined management's assertion included in the accompanying statement (“Management Assertion”) that it has established procedures reasonably designed to achieve compliance with the terms and conditions of the application for (the “Application”) and order of exemption that was granted by the Securities and Exchange Commission dated August 11, 2009 for The Alger Institutional Funds comprised of the Alger Capital Appreciation Institutional Fund, Alger Large Cap Growth Institutional Fund, Alger Mid Cap Growth Institutional Fund, and Alger Small Cap Growth Institutional Fund (collectively, the “Funds”), and that such procedures had been placed in operation as of August 31, 2010. Management is responsible for the Funds’ compliance with those requirements. Our responsibility is to express an opinion on Management's Assertion about the Funds’ compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, and accordingly, included those procedures we considered necessary in the circumstances to obtain a reasonable basis for rendering our opinion about the Funds’ compliance with those requirements. Our examination procedures included an assessment of the establishment and maintenance of procedures reasonably designed to achieve the following objectives set forth in the Application:

a) The Interfund Loan Rate will be higher than the Time Deposit Rate (as defined in the Application), but lower than the Bank Loan Rate (as defined in the Application);

b) All interfund loans comply with the collateral requirements as set forth in the Application;

c) All interfund loans comply with the percentage limitations on interfund borrowing and lending as set forth in the Application;

d) Interfund borrowing and lending demand is allocated in an equitable manner and in accordance with procedures established by the Trustees for the Funds; and

e) The Interfund Loan Rate (as defined in the Application) does not exceed the interest rate on any third party borrowings of a borrowing Fund at the time of the Interfund Loan.

We did not perform procedures to determine the operating effectiveness of controls for any period. Accordingly, we express no opinion on the operating effectiveness of any aspects of the Funds’ procedures to achieve compliance with the terms and conditions of the Application.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with specified requirements.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the internal control over Interfund Lending Program to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Management's Assertion that The Alger Institutional Funds established procedures reasonably designed to achieve compliance with the aforementioned requirements as of August 31, 2010, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP

December 2, 2010

New York, New York

December 2, 2010

Deloitte & Touche LLP

Two World Financial Center

New York, NY 10281

We assert that we have established procedures reasonably designed to achieve compliance with the terms and conditions of the application for (“the “Application”) and order of exemption that was granted by the Securities and Exchange Commission dated August 11, 2009 for The Alger Institutional Funds comprised of the Alger Capital Appreciation Institutional Fund, Alger LargeCap Growth Institutional Fund, Alger MidCap Growth Institutional Fund, and Alger SmallCap Growth Institutional Fund (collectively, the “Funds”) and that such procedures had been placed in operation as of August 31, 2010. Such procedures are designed to achieve the following objectives: (a) that the Interfund Loan Rate will be higher than the Time Deposit Rate (as defined in the Application), but lower than the Bank Loan Rate (as defined in the Application); (b) all interfund loans comply with the collateral requirements as set forth in the Application; (c) all interfund loans comply with the percentage limitations on interfund borrowing and lending as set forth in the Application; (d) interfund borrowing and lending demand is allocated in an equitable manner and in accordance with procedures established by the Trustees for the Funds; and (e) that the Interfund Loan Rate (as defined in the Application) does not exceed the interest rate on any third party borrowings of a borrowing Fund at the time of the Interfund Loan.

Very truly yours,

_______________________________________

President

Dan C. Chung

_______________________________________

Senior Vice President and Treasurer

Michael D. Martins